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                                                                   Exhibit 99.4
                                                                   ------------

                                  BROWNRAYSMAN
                  Brown Raysman Millstein Felder & Steiner LLP







                                                                    Sarah Hewitt
                                                                         Partner
                                                                    212-895-2190
                                                        shewitt@brownraysman.com




                                      September 3, 2003


VIA FACSIMILE
-------------

Martin A. Nussbaum, Esq.
Swidler Berlin Shereff Friedman, LLP
The Chrysler Building
405 Lexington Avenue
New York, New York 10174

Robert P. Wessely, Esq.
Dorsey & Whitney LLP
250 Park Avenue
New York, New York 10177

         Re:      Statements on Schedule 13D
                  --------------------------

Gentlemen:

         I write on behalf of my client, Hanover Direct, Inc. (the "Company"), which recently became aware of the Escrow Agreement, dated as of July 2, 2003 (the "Escrow Agreement"), by and among Richemont Finance S.A. ("Richemont"), Chelsey Direct, LLC ("Chelsey"), and JPMorgan Chase Bank, as escrow agent (the "Escrow Agent"), and the side letter referred to therein, dated as of May 19, 2003 (the "Side Letter"), by and between Richemont and Chelsey.

         Upon learning of the existence of the Side Letter and the Escrow Agreement, the Company and its advisors have reviewed again Richemont's and Chelsey's Statements on Schedule 13D, as amended to date, and believe that the disclosure contained in Items 6 and 7 thereof is materially deficient in that it does not refer to the Side Letter which by its terms formed "an integral part of the consideration for, and ... a material inducement for the parties to enter into," the Purchase and Sale Agreement, dated as of May 19, 2003, between Richemont and Chelsey which is the subject of Richemont and Chelsey's 13D filings, or the Escrow Agreement. As you are aware, Item 6 of Schedule 13D calls for a description of "any contracts, arrangements, understandings or relationships (legal or otherwise) among the persons named in Item 2 and between such persons and any person with respect to any securities of the issuer"


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including without limitation, certain specified types of arrangements, while
Item 7(3) calls for the filing of such arrangements as exhibits to Schedule 13D. The Side Letter calling for Chelsey for a period of five years either to hold the Company's securities it purportedly purchased from Richemont or not less the US $40 million of any cash proceeds recognized upon any transfer, sale or other disposition of all or a portion of such shares and certain other sums was clearly required to be disclosed and filed in accordance with the Instructions to Items 6 and 7 of Schedule 13D.

         The Company believes that the public record with respect to the existence of the Side Letter and the Escrow Agreement needs to be corrected promptly and urges Richemont and Chelsey to amend their respective Statements on
Schedule 13D accordingly.

         This letter is written without prejudice to the rights of the Company, all of which are hereby expressly reserved.

                                         Very truly yours,


                                         /s/ Sarah Hewitt


                                         Sarah Hewitt


cc:      Morris J. Kramer, Esq.
         Thomas C. Shull
         Leslie A. Lupert, Esq.
         Transactions Committee
         John H. Denne, Esq.